Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-229921, 333-224492, 333-220058, 333-204590 and 333-193635) and Form S-3 (File Nos. 333-234107 and 333-225048) of our report, dated March 12, 2020 with respect to the consolidated financial statements of ADMA Biologics, Inc. and subsidiaries as of December 31, 2019 and 2018 and for the years then ended and our report dated March 12, 2020 with respect to the effectiveness of internal control over financial reporting of ADMA Biologics, Inc. and subsidiaries as of December 31, 2019, included in this Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2019.

/s/ CohnReznick LLP

Roseland, New Jersey

March 12, 2020